EXHIBIT 99

               Identix Reports Fourth Quarter Results;
 Announces More Than $5 Million in New Orders for Biometric Products

    MINNETONKA, Minn.--(BUSINESS WIRE)--Aug. 12, 2004--

  Cash and Marketable Securities Balance Unchanged at $45.4 Million;
      Expects 30-45% Year-Over-Year Revenue Growth in Fiscal 2005

    Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2004 fourth quarter and year ended June 30, 2004. Fiscal 2004 fourth quarter revenue was $16.2 million, up 18% when compared to revenue of $13.7 million in the same quarter last year. Fiscal 2004 fourth quarter loss from continuing operations was $4.6 million, or $0.05 per fully diluted share, compared to a loss from continuing operations of $159.5 million, or $1.86 per fully diluted share in the year-earlier quarter, which included a charge of $154.8 million or $1.81 per share related to the impairment of goodwill. Gross margin for the fiscal 2004 fourth quarter was 35 percent, down from year-earlier gross margin of 36 percent.
    Revenue for the fiscal 2004 year was $55.2 million, with a loss from continuing operations of $23.5 million, or $0.27 per fully diluted share. This compares to revenue of $52.7 million for the fiscal 2003 year ended June 30, 2003, with a loss from continuing operations of $183.9 million, or $2.16 per fully diluted share.
    As a result of the Company's sale of its project management services subsidiary, Identix Public Sector, Inc. (IPS), in February 2004, the Company's financial statement presentations have been reclassified to present IPS as a discontinued operation. All prior period financial information and comparisons in this press release and all future financial reports issued by the Company will reflect the reclassification of the IPS business net operating results as discontinued operations.
    The Company's net loss for the fiscal 2004 fourth quarter, which includes the impact of the discontinued IPS business, was $4.6 million, or $0.05 per fully diluted share compared to a net loss of $159.1 million, or $1.86 per fully diluted share for the year earlier quarter. The Company's net loss for the fiscal 2004 year, which includes the impact and sale of the discontinued IPS business, was $18.4 million or $0.21 per fully diluted share, compared to a net loss of $187.4 million or $2.20 per fully diluted share in the year earlier period.
    Identix also announced today that it has received several large purchase orders from government agencies totaling more than $5 million. The new orders are all expected to ship in the Company's fiscal year ending June 30, 2005. The customers, who are unnamed either due to their request or for competitive reasons, include U.S. state and federal agencies, as well as an international government agency.
    "Our fiscal 2004-year was marked by the achievement of several significant strategic and technological initiatives, as well as many important contract wins," said Identix President and CEO Dr. Joseph J. Atick. "While we exited our fiscal fourth quarter with revenue slightly below the lower end of our previously provided expectations, our net loss was within the range previously provided. Over the course of the fiscal 2004 year," he said, "we broadened our product suite in-line with current and future customer requirements, we strengthened our leadership team at both the Board and executive level, and we sharpened our focus on higher-margin biometrics products, while maintaining a strong, debt-free balance sheet."
    "The hard work we accomplished last year is paying off," Atick continued. "Including the previously announced initial $2.3 million purchase order from the Department of Homeland Security, we have also now received several seven figure orders for our biometric products, all with expected shipment in fiscal 2005. To put this into better perspective, throughout our fiscal 2004 year we delivered on only one product purchase order that exceeded one million dollars. We see sizeable initial awards starting to be made in the biometrics market for established technologies now, and, as reflected in our revenue growth expectations, Identix expects to benefit from this positive development."

    Current Fiscal 2005 Financial Outlook

    The Company is providing the following ranges of expectations for its fiscal 2005 year ending June 30, 2005. Identix cautions that these financial expectations are forward-looking statements that fall under the provisions contained in the Company's Safe Harbor statement. Identix cautions that delivery on orders, as well as product mix that could impact gross margin, can move or vary from one quarter to another, which could materially adversely impact the Company's current expectations.

    Fiscal year 2005 revenue is expected to increase 30 - 45% over fiscal year 2004 comparable revenue to between $72 - $80 million, with a net loss per share for the full year of between $0.17 - 0.13 per share vs. a net loss of $0.27 per share in the fiscal year 2004.

    Gross margin is expected to be in the 35-39 percent range for the fiscal 2005 year. Operating expenses are expected to be stable throughout the year at approximately $10.5 - $11.0 million per quarter, which includes expected amortization of approximately $1.3 million per quarter.

    First quarter ending September 30, 2004:

    Revenue is expected to be between $15.5 - $17.0 million, with an expected net loss of $0.07 - $0.06 per share. The net loss amount is primarily related to expected lower gross margin in the range of 29 - 31 percent. Identix expects gross margin to be lower in its fiscal 2005 first quarter than in recent past quarters due to the Company's planned upfront investment in some specific customer programs that the Company believes will result in a shift in product mix and significantly higher gross margin in the second half of its fiscal 2005 year.

    Second quarter ending December 31, 2004:

    Revenue is expected to be between $17.0 - $19.0 million, with an expected net loss of $0.06 - $0.04 per share. Gross margin is expected to return to the range of 35 - 37 percent.

    Third quarter ending March 31, 2005:

    Revenue is expected to be between $19.0 - $21.0 million, with an expected net loss of $0.04 - $0.02 per share. Gross margin is expected to increase to the range of 40 - 44 percent.

    Fourth quarter ending June 30, 2005:

    Revenue is expected to be between $20.5 - $23.0 million, with an expected net loss of $0.03 - $0.01 per share. Gross margin is expected to remain in the range of 40 - 44 percent.

    Fiscal 2004 highlights included:

    -- Identix refined and increased its focus on, and the capabilities of, its core biometric competencies with its acquisition of Surface Texture Analysis (STA) or skin biometrics; its acquisition of 100% of Identix Identification Services; and the sale of its low margin, project management services IPS business.

    -- Cash and marketable securities increased $1.2 million from June 30, 2003, resulting in a June 30, 2004 balance of $45.4 million (The increase for the year was primarily due to the sale of IPS and employee option exercises).

    -- Identix secured, following a lengthy protest process, a 5-year Blanket Purchase Award from the Department of Homeland
        Security (DHS) to provide Identix' TouchPrint 3000 line of live scan systems to the Bureau of Citizenship and Immigration Services and other agencies within DHS.

    -- Identix was awarded statewide contracts from Colorado and Pennsylvania to provide its live scan systems to law enforcement departments throughout each state.

    -- Identix expanded its international reach with the large-scale deployment of biometric live scan systems to assist Saudi
        Arabian Oil Company (Aramco), the world's largest oil producing company, in providing identity management solutions for its more than 54,000 employees worldwide.

    -- Identix added the Northwest to its Southwest and Midwest IBIS hubs, with the adoption of IBIS for five initial precincts by the Portland, Oregon Police Bureau.

    -- Identix received contracts valued in excess of $2.2 million to continue work with Unisys Corporation and the U.S. Department of Defense on research for advanced facial recognition technology and applications.

    -- Identix strengthened its executive and leadership team with the addition of security industry veteran Elissa J. Lindsoe as CFO and the appointment of former Computer Sciences
        Corporation Federal Sector President Milton E. Cooper as
        Chairman of the Board of Directors.

    "In my view, the enormous potential and promise of the biometrics market has only increased over the past year," said Identix CFO Elissa Lindsoe. "As demonstrated by our expected growth in fiscal 2005 and our expectations for significant bottom line improvements in the second half of the fiscal year, I believe Identix is well positioned to not only substantially benefit from the expected rapid expansion of the market, but also to continue to help shape the course and direction of the biometrics industry."
    Identix will host a webcast today at 9:00 am EDT. The webcast will be broadcast live and may be accessed at the Identix website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code 8816427, beginning two hours after completion of the call. The telephonic replay will be available until midnight August 16, 2004.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to: the ability of the Company to achieve or exceed targeted proceed levels from the DHS BPA, as well as targeted proceeds from other customers; the availability of funding from government customers, and the readiness of customers to accept delivery of ordered products on a timely basis; the ability of the Company to successfully compete for and be awarded certain major domestic and/or international government contracts that are or will be the subject of targeted RFP's and RFQ's; the ability of Identix to complete product development on a successful and timely basis; obtain necessary government agency certification on a timely basis; achieve targeted levels of product mix and cost improvements; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


IDENTIX INCORPORATED
CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Consolidated Condensed Statements of Operations



                               Three Months Ended      Year Ended
                                    June 30,            June 30,
                                2004      2003      2004       2003
                               ------- ---------- --------- ----------

Revenue                       $16,185    $13,679   $55,199    $52,684
Cost of revenue                10,577      8,785    37,489     35,057
                               ------- ---------- --------- ----------
Gross profit                    5,608      4,894    17,710     17,627

Operating expenses:
Selling and marketing           2,629      2,567    10,867     12,137
Research and development        2,468      2,653     9,675     11,060
General and administrative      3,934      2,708    13,814     13,250
Amortization of acquired
 intangible assets              1,367      1,357     5,543      5,363
Impairment of goodwill            ---    154,799       ---    154,799
Special charges                   ---        629     2,115      6,327
                               ------- ---------- --------- ----------
     Total Operating expenses  10,398    164,713    42,014    202,936

                               ------- ---------- --------- ----------
Operating loss                 (4,790)  (159,819)  (24,304)  (185,309)

Interest and other income, net    186        444     1,164      1,848
Interest expense                   (4)        (4)      (11)       (14)
Equity interest in loss of
 joint venture                    ---        (89)     (302)      (285)
                               ------- ---------- --------- ----------
Loss before taxes and
 discontinued operations       (4,608)  (159,468)  (23,453)  (183,760)

Income tax expense                (15)       (21)      (43)      (180)
                               ------- ---------- --------- ----------
Loss from continuing
 operations                    (4,623)  (159,489)  (23,496)  (183,940)

Income (loss) from
 discontinued operations          ---        376      (809)    (3,434)
Gain on sale of IPS               ---        ---     5,934        ---
                               ------- ---------- --------- ----------
    Income (loss) from
     discontinued operations      ---        376     5,125     (3,434)
                               ------- ---------- --------- ----------

Net loss                      $(4,623) $(159,113) $(18,371) $(187,374)
                               ======= ========== ========= ==========

Basic and diluted loss per
 share:
Continuing operations          $(0.05)    $(1.86)   $(0.27)    $(2.16)
Discontinued operations           ---       0.00      0.06      (0.04)
                               ------- ---------- --------- ----------
Basic and diluted loss per
 share                         $(0.05)    $(1.86)   $(0.21)    $(2.20)
                               ======= ========== ========= ==========
Weighted average shares
 outstanding basic and diluted 88,242     85,663    86,758     85,242
                               ======= ========== ========= ==========


Consolidated Condensed Balance Sheets
(UNAUDITED, IN THOUSANDS)
                                                   June 30,  June 30,
                                                     2004      2003
                                                   --------- ---------

Assets
Cash and cash equivalents                           $35,944   $34,712
Marketable securities -- short-term                   9,472     8,991
Accounts receivable, net                             11,412    21,434
Inventories, net                                      7,171     9,920
Prepaid expenses and other assets                     1,052     1,677
                                                   --------- ---------
  Total current assets                               65,051    76,734

Marketable securities -- long-term                      ---       505
Property and equipment, net                           2,153     4,157
Goodwill                                            141,213   140,945
Acquired intangible assets, net                      18,497    19,854
Other assets                                          1,913     3,075
                                                   --------- ---------
Total assets                                       $228,827  $245,270
                                                   ========= =========

Liabilities and stockholders' equity
Accounts payable                                     $4,710    $8,025
Accrued compensation                                  2,948     3,593
Other accrued liabilities                             4,992     4,522
Deferred revenue                                      6,408     7,197
                                                   --------- ---------
     Total current liabilities                       19,058    23,337

Deferred revenue, net of current portion                462       419
Other liabilities                                     5,647    10,250
                                                   --------- ---------
   Total liabilities                                 25,167    34,006

Stockholders' equity
  Convertible preferred stock                           ---     3,702
  Common stock                                          884       859
  Additional paid-in capital                        549,956   536,173
  Accumulated deficit                              (347,022) (328,651)
  Deferred stock-based compensation                     (14)     (663)
  Accumulated other comprehensive loss                 (144)     (156)
                                                   --------- ---------
     Total stockholders' equity                     203,660   211,264
                                                   --------- ---------
Total liabilities and stockholders' equity         $228,827  $245,270
                                                   ========= =========


    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com